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                                                                  EXHIBIT (8)(c)


                     ADDENDUM NO. 1 TO CUSTODIAN AGREEMENT


        This Addendum, dated as of the 1st day of November, 1990, is entered into between TRUST FOR FEDERAL SECURITIES (the "Company"), a Pennsylvania business trust, and PROVIDENT NATIONAL BANK ("Provident"), a national banking association.

        WHEREAS, the Company and Provident have entered into a Custodian Agreement dated June 1, 1989, ("Custodian Agreement"), pursuant to which the Company appointed Provident to act as custodian to the Company for its FedFund portfolio, its T- Fund portfolio, its Treasury Trust Fund portfolio, its Short Government Fund portfolio, its Intermediate Government Fund Portfolio and its Long Government Fund portfolio (each a "Fund");

        WHEREAS, Paragraph 1 of the Custodian Agreement provides that in the event the Company establishes one or more additional Funds with respect to which it desires to retain Provident to act as the custodian under the Custodian Agreement, the Company shall so notify Provident in writing and if Provident is willing to render such services it shall notify the Company in writing, and the compensation to be paid to Provident shall be that which is agreed to in writing by the Company and Provident; and

        WHEREAS, pursuant to Paragraph 1 of the Custodian Agreement, the Company has notified Provident that it has established the Federal Trust Fund portfolio ("Federal Trust Fund") and that it desires to retain Provident to act as the custodian therefor, and Provident has notified the Company that it is willing to serve as custodian for Federal Trust Fund.

        NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

        1. Appointment. The Company hereby appoints Provident to act as custodian to the Company for Federal Trust Fund for the period and on the terms set forth in the Custodian Agreement. Provident hereby accepts such appointment and agrees to render the services set forth in the Custodian Agreement, for the compensation agreed to in writing by the Company and Provident pursuant to Paragraph 21 of the Custodian Agreement.

        2. Capitalized Terms. From and after the date hereof, the term "Fund" as used in the Custodian Agreement shall be deemed to include Federal Trust Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Custodian Agreement.


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        3.  Miscellaneous.  Except to the extent supplemented hereby, the
Custodian Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

        IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                                            TRUST FOR FEDERAL SECURITIES


                                            By: /s/
                                                -------------------------------
                                                Title:   Vice President


                                            PROVIDENT NATIONAL BANK


                                            By: /s/
                                                -------------------------------
                                                Title:  Vice President






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